UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549-1004

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) March 4, 2009

GENERAL MOTORS CORPORATION

(Exact Name of Registrant as Specified in its Charter)

DELAWARE	38-0572515
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

300 Renaissance Center, Detroit, Michigan	48265-3000
(Address of Principal Executive Offices)	(Zip Code)

(313) 556-5000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17-CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	Entry into a Material Definitive Agreement

On March 4, 2009, General Motors Corporation (“GM”) entered into the First Amendment (the “Amendment”) to the Term Loan Agreement, dated as of November 29, 2006 (the “Loan Agreement”) among GM, Saturn Corporation (“Saturn”), JPMorgan Chase Bank, N.A., as administrative agent, and the several financial institutions from time to time parties thereto as lenders (the “Lenders”). GM entered into the Amendment to modify the requirement in the Loan Agreement that GM deliver annual consolidated financial statements accompanied by a report of its independent public accountants that does not include a “going concern” or similar qualification. Under the Amendment, GM agreed to add certain provisions to the Loan Agreement relating to the terms of the Loan and Security Agreement dated as of December 31, 2008 between the U.S. Treasury and GM and certain of its U.S. subsidiaries and related agreements (the “UST Loan Agreement”), any other credit facility provided by a U.S. government authority (the “Additional US Government Debt”), or any debt agreement refinancing the UST Loan Agreement or the Additional US Government Debt (the “Permitted Refinancing” and collectively with the UST Loan Agreement and the Permitted Refinancing, the “Subject Debt”).

Under the Amendment, if (a) the interest rate applicable to any tranche of any Additional US Government Debt or the Permitted Refinancing, at a time when more than 50% of the principal of such tranche is held by lenders other than U.S. governmental authorities (“Non-US Government Lenders”), is higher than the highest rate applicable to any tranche of debt under the UST Loan Agreement immediately prior to the incurrence of such tranche of Additional US Government Debt or Permitted Refinancing or (b) the UST Loan Agreement is modified, at a time when more than 50% of a tranche of debt issued under the UST Loan Agreement is held by Non-US Government Lenders, to increase the interest rate applicable to such tranche, and if at least $1 billion of the Subject Debt is affected, the interest rate under the Loan Agreement will be automatically increased to the extent necessary (if at all) to a rate equal to the weighted average interest rate applicable to all tranches of the Subject Debt having interest rates greater than the interest rate under the UST Loan Agreement effective on March 4, 2009. Any optional prepayment of any tranche of the Subject Debt (other than a reduction in the amount outstanding under a revolving credit facility that does not terminate or permanently reduce the amount of the commitment under such facility) at the time that a majority of the principal under such tranche are held by Non-US Government Lenders will require a pro rata prepayment under the Loan Agreement.

Other significant provisions of the Amendment related to collateral include an increase in the ratio of the value of the Collateral to total exposure under the Loan Agreement from 2.50 to 1.00 to a new ratio of 3.25 to 1.00.

The Amendment provides that any event of default under the UST Loan Agreement, Additional US Government Debt, or Permitted Refinancing that continues for 20 business days would be a additional event of default under the Loan Agreement.

The requirement in the Loan Agreement to deliver consolidated annual financial statements without a “going concern” paragraph or similar qualification in the accompanying opinion was modified by the Amendment to provide that such requirement was not applicable to the opinion provided with the annual consolidated financial statements for the fiscal year ended December 31, 2008.

The Amendment also added a covenant providing that GM may pay cash dividends to its stockholders or make cash payments for the purchase or redemption of any capital stock or related interests only if such payment is permitted or consented to under the agreements governing the Subject Debt.

Finally under the Amendment the parties agreed to a minimum LIBOR rate and an increase in the interest and default rates, all consistent with the terms of the Treasury Loan, and GM agreed to pay certain fees to the administrative agent and to the Lenders that consented to the Amendment.

ITEM 9.01	Financial Statements and Exhibits

Number	Description
10.1	First Amendment dated as of March 4, 2009 to the Term Loan Agreement, dated as of November 29, 2006, among General Motors Corporation, Saturn Corporation, JPMorgan Chase Bank, N.A, as Administrative Agent, and the several financial institutions from time to time party thereto as Lenders.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENERAL MOTORS CORPORATION
(Registrant)

March 10, 2009	By:	/s/ Nick S. Cyprus
(Date)		Nick S. Cyprus, Controller and
Chief Accounting Officer

EXHIBIT INDEX

Exhibit No	Description
10.1	First Amendment dated as of March 4, 2009 to the Term Loan Agreement, dated as of November 29, 2006, among General Motors Corporation, Saturn Corporation, JPMorgan Chase Bank, N.A, as Administrative Agent, and the several financial institutions from time to time party thereto as Lenders.